The J.M. Smucker Co. Announces Fiscal 2023 Third Quarter Results
ORRVILLE, Ohio, February 28, 2023 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the third quarter ended January 31, 2023, of its 2023 fiscal year. Financial results for the third quarter of fiscal year 2023 reflect the divestitures of the natural beverage and grains businesses on January 31, 2022, and the private label dry pet food business on December 1, 2021. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $159.2 million, or 8 percent. Net sales excluding divestitures and foreign currency exchange increased 11 percent.
•Net income per diluted share was $1.95. Adjusted earnings per share was $2.21, a decrease of 5 percent.
•Cash provided by operations was $584.6 million, an increase of 33 percent. Free cash flow was $442.7 million, compared to $322.4 million in the prior year.
•The Company updated its full-year fiscal 2023 financial outlook for net sales and adjusted earnings per share.
CHIEF EXECUTIVE OFFICER REMARKS
"Our third quarter results reflect the strong underlying momentum of our business, supported by robust demand for our leading brands and the continued focus on executing with excellence,” said Mark Smucker, Chair of the Board, President and Chief Executive Officer. “We continue to deliver solid results in this dynamic environment, including another quarter of organic top-line growth across all of our businesses and sequential gross margin improvement."

“Looking ahead, we will continue to advance our strategic priorities, which have supported our commitment to enhanced prioritization, improved profitability and product mix, and greater organizational agility, positioning us to deliver consistent top-and bottom-line growth and shareholder value. This includes our continuous work to optimize our portfolio, as reflected in the recently announced divestiture of several pet food brands, which will allow us to focus on those areas of the business with the greatest growth potential.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,216.3	$2,057.1	8%

Operating income	$317.9	$150.6	111%
Adjusted operating income	357.6	377.9	(5)%

Net income per common share – assuming dilution	$1.95	$0.64	n/m
Adjusted earnings per share – assuming dilution	2.21	2.33	(5)%

Weighted-average shares outstanding – assuming dilution	107.0	108.5	(1)%

Net Sales
Net sales increased 8 percent. Excluding noncomparable net sales in the prior year of $45.5 million from the divested natural beverage and grains and private label dry pet food businesses, as well as $7.2 million of unfavorable foreign currency exchange, net sales increased $211.9 million, or 11 percent.
The increase in comparable net sales was driven by a 15 percentage point increase from net price realization, primarily reflecting list price increases for each of the Company's U.S. Retail segments and for International and Away from Home, partially offset by a 4 percentage point decrease from volume/mix primarily driven by the U.S. Retail Coffee segment.
Operating Income
Gross profit increased $72.7 million, or 11 percent. The increase reflects a favorable net impact of higher net price realization and increased commodity and ingredient, manufacturing, and packaging costs, inclusive of costs related to a voluntary recall of Jif® peanut butter products in May 2022, partially offset by a reduced contribution from volume/mix and the noncomparable impact of the divested natural beverage and grains businesses. Operating income increased $167.3 million, or 111 percent, primarily reflecting the increase in gross profit and lapping of a $150.4 million intangible asset impairment charge in the prior year, partially offset by a $44.9 million increase in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $27.0 million, or 4 percent. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results reflects the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income, which further reflects the exclusion of amortization, other special project costs, and the intangible asset impairment charge and net gain on divestitures in the prior year as compared to GAAP operating income, decreased $20.3 million, or 5 percent.
Interest Expense and Income Taxes
Net interest expense decreased $1.6 million, primarily due to the net favorable impact of debt repayments and issuances in the prior fiscal year.
The effective income tax rate was 24.3 percent, compared to 36.4 percent in the prior year. The prior year effective income tax rate included an unfavorable one-time deferred state tax impact of an internal legal entity simplification. The adjusted effective income tax rate was 24.8 percent, compared to 25.1 percent in the prior year.

Cash Flow and Debt
Cash provided by operating activities was $584.6 million, compared to $439.7 million in the prior year, primarily reflecting lower cash required to fund working capital. Free cash flow was $442.7 million, compared to $322.4 million in the prior year, reflecting the increase in cash provided by operating activities, partially offset by a $24.6 million increase in capital expenditures. Net debt repayments in the quarter totaled $303.4 million.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2023 guidance as summarized below:

	Current	Previous
Net sales increase vs prior year	6.0%	5.5% - 6.5%
Adjusted earnings per share	$8.55 - $8.75	$8.35 - $8.75
Free cash flow (in millions)	$550	$550
Capital expenditures (in millions)	$550	$550
Adjusted effective income tax rate	24.2%	24.1%
Ongoing cost inflation, volatility in supply chains and the overall macroeconomic environment continue to impact financial results and cause uncertainty and risk for the fiscal year 2023 outlook. Any manufacturing or supply chain disruption, as well as changes in consumer purchasing behavior, including the potential impact to volume due to recent price increases, retailer inventory levels, and broader macroeconomic conditions, could materially impact actual results. In particular, the Jif® peanut butter product recall will impact our financial results for the fiscal year. The Company continues to focus on managing the elements it can control, including taking the necessary steps to minimize the impact of cost inflation, the product recall, and any potential business disruption. This guidance reflects performance expectations based on the Company's current understanding of the overall environment, inclusive of the estimated unfavorable impact of the product recall.
Net sales are expected to increase approximately 6 percent compared to the prior year. Excluding noncomparable net sales in the prior year for the divested private label dry pet food and natural beverage and grains businesses, net sales are expected to increase approximately 8 percent. This reflects higher net pricing to recover cost inflation across multiple categories, partially offset by the anticipated volume/mix impact of price elasticity of demand, and an estimated 2 percent unfavorable impact related to manufacturing downtime and customer returns and fees from the Jif® peanut butter product recall.
Adjusted earnings per share is expected to range from $8.55 to $8.75, including an estimated $0.80 unfavorable impact related to the Jif® peanut butter product recall. This range reflects the benefits of higher net pricing actions and shares repurchased in the prior fiscal year being more than offset by cost inflation, the anticipated volume/mix impact of price elasticity of demand, the unfavorable impact of the Jif® peanut butter product recall, and increased SD&A expenses. This guidance assumes an adjusted gross profit margin of approximately 33.5 percent, an adjusted effective income tax rate of 24.2 percent, and 106.9 million common shares outstanding. Free cash flow is expected to be approximately $550 million, inclusive of the estimated unfavorable impact related to the Jif® peanut butter product recall, with capital expenditures of $550 million.
The Company does not expect any material impact to fiscal 2023 net sales and adjusted earnings per share results from its previously announced agreement to divest several pet food brands. The Company expects the transaction to close during the fourth quarter of the current fiscal year, subject to closing conditions, including the receipt of required regulatory approvals.

THIRD QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q3 Results	$758.6	$109.0	14.4%
Increase (decrease) vs prior year	9%	14%	70bps
Net sales increased $62.0 million, or 9 percent. Excluding $9.4 million of noncomparable net sales in the prior year related to the divested private label dry pet food business, net sales increased $71.4 million, or 10 percent. Higher net price realization increased net sales by 16 percentage points, primarily reflecting list price increases across the portfolio. Volume/mix decreased net sales by 5 percentage points, primarily driven by cat food and dog snacks.
Segment profit increased $13.3 million, primarily reflecting a favorable net impact of higher net price realization and increased commodity and ingredient, manufacturing, and packaging costs, partially offset by increased marketing investment and the reduced contribution from volume/mix.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q3 Results	$735.1	$204.0	27.8%
Increase (decrease) vs prior year	11%	(4)%	-440bps
Net sales increased $73.3 million, or 11 percent. Higher net price realization increased net sales by 19 percentage points, primarily reflecting list price increases across the portfolio. Volume/mix decreased net sales by 8 percentage points driven by the Folgers® and Dunkin'® brands.
Segment profit decreased $9.4 million, primarily reflecting the decreased contribution from volume/mix, partially offset by a favorable net impact of higher net price realization and increased commodity and manufacturing costs.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q3 Results	$434.2	$94.1	21.7%
Increase (decrease) vs prior year	—	(5)%	-130bps
Net sales increased $1.1 million. Excluding $34.7 million of noncomparable net sales in the prior year related to the divested natural beverage and grains businesses, net sales increased $35.8 million, or 9 percent. Higher net price realization increased net sales by 6 percentage points, primarily reflecting list price increases across the portfolio. Volume/mix increased net sales by 3 percentage points, primarily driven by Smucker's® Uncrustables® frozen sandwiches.
Segment profit decreased $5.4 million, primarily reflecting the net impact of higher net price realization and higher manufacturing and packaging costs, inclusive of costs related to the Jif® peanut butter product recall, increased marketing investments and the noncomparable segment profit in the prior year related to the divested natural beverage and grains businesses, partially offset by the favorable volume/mix.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q3 Results	$288.4	$37.6	13.0%
Increase (decrease) vs prior year	9%	10%	10bps
Net sales increased $22.8 million, or 9 percent. Excluding $7.2 million of unfavorable foreign currency exchange and $1.4 million of noncomparable net sales in the prior year related to the divested natural beverage and grains businesses, net sales increased $31.4 million, or 12 percent. Excluding the impact of foreign currency exchange and the divested businesses, net sales increased 17 percent and 6 percent for the Away from Home and International operating segments, respectively. Net price realization contributed a 15 percentage point increase to net sales for the combined businesses, primarily driven by increases for coffee products and baking mixes and ingredients, partially offset by a decreased contribution from volume/mix of 3 percentage points, primarily driven by baking mixes and ingredients and coffee products.
Segment profit increased $3.4 million, primarily reflecting a favorable net impact of higher net price realization and increased commodity costs.
Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2023 third quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.

The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: uncertainties related to the timing of the consummation of the sale of certain pet food brands to Post Holdings, Inc., including the possibility that any or all of the conditions to the sale may not be satisfied or waived (including failure to receive required regulatory approvals); the effect of the announcement or pendency of the sale of certain pet food brands on our ability to retain key personnel and to maintain relationships with customers, suppliers, and other business partners, including risks relating to potential diversion of management attention from our ongoing business operations; the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls (including the Jif® peanut butter product recall), political instability, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including the COVID-19 pandemic), work stoppages or labor shortages, or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including changes in consumer preference, consumer litigation, actions by the FDA or other agencies, and product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse portfolio of brands available across North America. We are proud to lead in the Coffee, Consumer Foods, Dog Snacks and Cat Food categories by offering brands consumers trust for themselves and their families each day including Folgers®, Dunkin'®, Café Bustelo®, Jif®, Smucker's® Uncrustables®, Smucker's®, Milk-Bone® and Meow Mix®. Through our unwavering commitment to producing the highest quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'® which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin'® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2023	2022	% Increase (Decrease)	2023	2022	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,216.3	$2,057.1	8%	$6,294.4	$5,965.1	6%
Cost of products sold	1,460.5	1,374.0	6%	4,285.0	3,931.1	9%
Gross Profit	755.8	683.1	11%	2,009.4	2,034.0	(1)%
Gross margin	34.1%	33.2%		31.9%	34.1%

Selling, distribution, and administrative expenses	380.9	336.0	13%	1,079.0	1,007.7	7%
Amortization	55.6	55.3	1%	166.8	166.1	—%
Other intangible assets impairment charge	—	150.4	(100)%	—	150.4	(100)%
Other special project costs	0.6	2.0	(70)%	2.7	5.1	(47)%
Other operating expense (income) – net	0.8	(11.2)	(107)%	(30.1)	(17.1)	76%
Operating Income	317.9	150.6	111%	791.0	721.8	10%
Operating margin	14.3%	7.3%		12.6%	12.1%

Interest expense – net	(37.9)	(39.5)	(4)%	(116.7)	(122.9)	(5)%
Other income (expense) – net	(4.6)	(1.5)	n/m	(4.9)	(15.3)	(68)%
Income Before Income Taxes	275.4	109.6	n/m	669.4	583.6	15%
Income tax expense	66.9	39.9	68%	160.0	154.0	4%
Net Income	$208.5	$69.7	n/m	$509.4	$429.6	19%

Net income per common share	$1.96	$0.64	n/m	$4.78	$3.96	21%

Net income per common share – assuming dilution	$1.95	$0.64	n/m	$4.77	$3.96	20%

Dividends declared per common share	$1.02	$0.99	3%	$3.06	$2.97	3%

Weighted-average shares outstanding	106.6	108.4	(2)%	106.6	108.4	(2)%

Weighted-average shares outstanding – assuming dilution	107.0	108.5	(1)%	106.9	108.4	(1)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	January 31, 2023	April 30, 2022
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$104.2	$169.9
Trade receivables – net	533.9	524.7
Inventories	1,241.5	1,089.3
Other current assets	148.2	226.2
Total Current Assets	2,027.8	2,010.1

Property, Plant, and Equipment – Net	2,274.3	2,131.7

Other Noncurrent Assets
Goodwill	6,010.1	6,015.8
Other intangible assets – net	5,484.4	5,652.2
Other noncurrent assets	220.9	245.2
Total Other Noncurrent Assets	11,715.4	11,913.2
Total Assets	$16,017.5	$16,055.0

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,231.0	$1,193.3
Short-term borrowings	—	180.0
Other current liabilities	509.7	579.5
Total Current Liabilities	1,740.7	1,952.8

Noncurrent Liabilities
Long-term debt	4,313.3	4,310.6
Other noncurrent liabilities	1,628.5	1,651.5
Total Noncurrent Liabilities	5,941.8	5,962.1

Total Shareholders’ Equity	8,335.0	8,140.1
Total Liabilities and Shareholders’ Equity	$16,017.5	$16,055.0

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
	(Dollars in millions)
Operating Activities
Net income	$208.5	$69.7	$509.4	$429.6
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	59.8	59.9	172.0	178.9
Amortization	55.6	55.3	166.8	166.1
Other intangible assets impairment charge	—	150.4	—	150.4
Share-based compensation expense	6.0	4.6	11.3	15.2
Gain on divestitures – net	—	(9.6)	(1.6)	(9.6)
Other noncash adjustments – net	13.9	5.8	26.2	12.3
Make-whole payments included in financing activities	—	—	—	7.0
Defined benefit pension contributions	(1.0)	(1.0)	(72.8)	(3.9)
Changes in assets and liabilities:
Trade receivables	76.4	94.9	(10.7)	(30.7)
Inventories	119.2	9.8	(154.6)	(131.0)
Other current assets	50.3	(15.7)	69.4	22.5
Accounts payable	(31.2)	(7.0)	46.3	(15.2)
Accrued liabilities	5.4	17.5	26.2	(35.8)
Income and other taxes	16.4	3.1	(39.9)	(14.9)
Other – net	5.3	2.0	2.6	1.7
Net Cash Provided by (Used for) Operating Activities	584.6	439.7	750.6	742.6

Investing Activities
Additions to property, plant, and equipment	(141.9)	(117.3)	(332.3)	(244.5)
Proceeds from divestitures – net	—	130.2	1.6	130.2
Other – net	44.4	(1.8)	23.9	(17.6)
Net Cash Provided by (Used for) Investing Activities	(97.5)	11.1	(306.8)	(131.9)

Financing Activities
Short-term borrowings (repayments) – net	(303.4)	(226.1)	(185.2)	11.7
Proceeds from long-term debt	—	—	—	797.6
Repayments of long-term debt, including make-whole payments	—	—	—	(1,157.0)
Capitalized debt issuance costs	—	(0.2)	—	(10.4)
Quarterly dividends paid	(108.3)	(107.0)	(321.8)	(311.1)
Purchase of treasury shares	(0.1)	(0.2)	(8.0)	(7.7)
Proceeds from stock option exercises	1.7	12.2	7.8	16.2
Other – net	(0.5)	(0.3)	(2.2)	0.3
Net Cash Provided by (Used for) Financing Activities	(410.6)	(321.6)	(509.4)	(660.4)
Effect of exchange rate changes on cash	0.6	(0.2)	(0.1)	(0.3)
Net increase (decrease) in cash and cash equivalents	77.1	129.0	(65.7)	(50.0)
Cash and cash equivalents at beginning of period	27.1	155.3	169.9	334.3
Cash and Cash Equivalents at End of Period	$104.2	$284.3	$104.2	$284.3

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2023	% of Net Sales	2022	% of Net Sales	2023	% of Net Sales	2022	% of Net Sales
	(Dollars in millions)
Net sales	$2,216.3		$2,057.1		$6,294.4		$5,965.1
Selling, distribution, and administrative expenses:
Marketing	121.6	5.5%	110.4	5.4%	330.5	5.3%	330.3	5.5%
Selling	56.3	2.5%	54.9	2.7%	181.5	2.9%	171.0	2.9%
Distribution	77.5	3.5%	72.1	3.5%	226.8	3.6%	211.2	3.5%
General and administrative	125.5	5.7%	98.6	4.8%	340.2	5.4%	295.2	4.9%
Total selling, distribution, and administrative expenses	$380.9	17.2%	$336.0	16.3%	$1,079.0	17.1%	$1,007.7	16.9%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$758.6	$696.6	$2,252.8	$2,046.2
U.S. Retail Coffee	735.1	661.8	2,042.8	1,850.1
U.S. Retail Consumer Foods	434.2	433.1	1,177.5	1,309.9
International and Away From Home	288.4	265.6	821.3	758.9
Total net sales	$2,216.3	$2,057.1	$6,294.4	$5,965.1

Segment profit:
U.S. Retail Pet Foods	$109.0	$95.7	$349.4	$275.2
U.S. Retail Coffee	204.0	213.4	537.6	572.5
U.S. Retail Consumer Foods	94.1	99.5	249.2	329.2
International and Away From Home	37.6	34.2	95.7	107.5
Total segment profit	$444.7	$442.8	$1,231.9	$1,284.4
Amortization	(55.6)	(55.3)	(166.8)	(166.1)
Other intangible assets impairment charge	—	(150.4)	—	(150.4)
Gain on divestitures – net	—	9.6	1.6	9.6
Interest expense – net	(37.9)	(39.5)	(116.7)	(122.9)
Change in net cumulative unallocated derivative gains and losses	17.5	(22.4)	(43.4)	(37.9)
Cost of products sold – special project costs	(1.0)	(6.8)	(4.9)	(17.5)
Other special project costs	(0.6)	(2.0)	(2.7)	(5.1)
Corporate administrative expenses	(87.1)	(64.9)	(224.7)	(195.2)
Other income (expense) – net	(4.6)	(1.5)	(4.9)	(15.3)
Income before income taxes	$275.4	$109.6	$669.4	$583.6

Segment profit margin:
U.S. Retail Pet Foods	14.4%	13.7%	15.5%	13.4%
U.S. Retail Coffee	27.8%	32.2%	26.3%	30.9%
U.S. Retail Consumer Foods	21.7%	23.0%	21.2%	25.1%
International and Away From Home	13.0%	12.9%	11.7%	14.2%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP financial measures, such as the one-time deferred state tax impact of the internal legal entity simplification during the third quarter of 2022, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2023 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
	2023	2022	Increase (Decrease)	%	2023	2022	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,216.3	$2,057.1	$159.2	8%	$6,294.4	$5,965.1	$329.3	6%
Private label dry pet food divestiture	—	(9.4)	9.4	—	—	(62.3)	62.3	1
Natural beverage and grains divestiture	—	(36.1)	36.1	2	—	(106.7)	106.7	2
Foreign currency exchange	7.2	—	7.2	—	18.6	—	18.6	—
Net sales excluding divestitures and foreign currency exchange	$2,223.5	$2,011.6	$211.9	11%	$6,313.0	$5,796.1	$516.9	9%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$755.8	$683.1	$2,009.4	$2,034.0
Change in net cumulative unallocated derivative gains and losses	(17.5)	22.4	43.4	37.9
Cost of products sold – special project costs	1.0	6.8	4.9	17.5
Adjusted gross profit	$739.3	$712.3	$2,057.7	$2,089.4
% of net sales	33.4%	34.6%	32.7%	35.0%

Operating income reconciliation:
Operating income	$317.9	$150.6	$791.0	$721.8
Amortization	55.6	55.3	166.8	166.1
Other intangible assets impairment charge	—	150.4	—	150.4
Gain on divestitures – net	—	(9.6)	(1.6)	(9.6)
Change in net cumulative unallocated derivative gains and losses	(17.5)	22.4	43.4	37.9
Cost of products sold – special project costs	1.0	6.8	4.9	17.5
Other special project costs	0.6	2.0	2.7	5.1
Adjusted operating income	$357.6	$377.9	$1,007.2	$1,089.2
% of net sales	16.1%	18.4%	16.0%	18.3%

Net income reconciliation:
Net income	$208.5	$69.7	$509.4	$429.6
Income tax expense	66.9	39.9	160.0	154.0
Amortization	55.6	55.3	166.8	166.1
Other intangible assets impairment charge	—	150.4	—	150.4
Gain on divestitures – net	—	(9.6)	(1.6)	(9.6)
Change in net cumulative unallocated derivative gains and losses	(17.5)	22.4	43.4	37.9
Cost of products sold – special project costs	1.0	6.8	4.9	17.5
Other special project costs	0.6	2.0	2.7	5.1
Adjusted income before income taxes	$315.1	$336.9	$885.6	$951.0
Income taxes, as adjusted	78.3	84.4	214.5	228.9
Adjusted income	$236.8	$252.5	$671.1	$722.1
Weighted-average shares outstanding – assuming dilution	107.0	108.5	106.9	108.4
Adjusted earnings per share – assuming dilution (A)	$2.21	$2.33	$6.28	$6.66

(A) Adjusted earnings per share – assuming dilution for the three and nine months ended January 31, 2023, was computed using the treasury stock method, while the two-class method was used for the three and nine months ended January 31, 2022.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$208.5	$69.7	$509.4	$429.6
Income tax expense	66.9	39.9	160.0	154.0
Interest expense – net	37.9	39.5	116.7	122.9
Depreciation	59.8	59.9	172.0	178.9
Amortization	55.6	55.3	166.8	166.1
Other intangible assets impairment charge	—	150.4	—	150.4
EBITDA (as adjusted)	$428.7	$414.7	$1,124.9	$1,201.9
% of net sales	19.3%	20.2%	17.9%	20.1%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$584.6	$439.7	$750.6	$742.6
Additions to property, plant, and equipment	(141.9)	(117.3)	(332.3)	(244.5)
Free cash flow	$442.7	$322.4	$418.3	$498.1

The following tables provide a reconciliation of the Company's fiscal 2023 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2023
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution (A)	$6.72	$6.92
Change in net cumulative unallocated derivative gains and losses (B)	0.21	0.21
Amortization	1.58	1.58
Special project costs	0.07	0.07
Gain on divestiture	(0.01)	(0.01)
Adjusted effective income tax rate impact	(0.02)	(0.02)
Adjusted earnings per share	$8.55	$8.75

(A) Net income per common share – assuming dilution does not include the anticipated loss on divestiture associated with the recently announced divestiture of several pet food brands, which is expected to close during the fourth quarter of fiscal 2023, subject to certain closing conditions, including the receipt of regulatory approval.

(B) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of January 31, 2023, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2023.

	Year Ending April 30, 2023
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,100
Additions to property, plant, and equipment	(550)
Free cash flow	$550